Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 BSA Plan, the 2021, 2022 and 2023 Free Share (AGA) Plans, and the 2016, 2017, 2018, 2019, 2020, 2021, 2022 and 2023 Share Option Plans of Genfit S.A. of our report dated April 18, 2023, with respect to the consolidated financial statements of Genfit S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG et Autres

Paris La Défense, France
April 18, 2023